UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INCOME OPPORTUNITY REALTY INVESTORS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
PLEASE VOTE — YOUR VOTE IS IMPORTANT
PROPOSAL 1
PROPOSAL 2
AUDIT COMMITTEE
COMPENSATION COMMITTEE
PERFORMANCE GRAPH
OTHER MATTERS
FINANCIAL STATEMENTS
SOLICITATION OF PROXIES
FUTURE PROPOSALS OF STOCKHOLDERS
APPENDIX A

INCOME OPPORTUNITY REALTY INVESTORS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 11, 2007
     Income Opportunity Realty Investors, Inc. will hold its Annual Meeting of Stockholders on Tuesday, December 11, 2007, at 1:30 p.m., local Dallas, Texas time, at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. The purpose of the meeting is to consider and act upon:
     • Election of a Board of five directors to serve until the next Annual Meeting of Stockholders and until their successors are duly-elected and qualified.
     • Ratification of the selection of Swalm & Associates, P.C. as the independent registered public accounting firm.
     • Such other matters as may properly be presented at the Annual Meeting.
     Only Stockholders of record at the close of business on November 2, 2007, will be entitled to vote at the meeting.
     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the accompanying envelope provided. Your completed proxy will not prevent you from attending the meeting and voting in person should you choose.
     Dated: November 5, 2007.

By order of the Board of Directors,
/s/ Louis J. Corna
Louis J. Corna
Executive Vice President, General Counsel, Tax Counsel and Secretary

INCOME OPPORTUNITY REALTY INVESTORS, INC.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 11, 2007
     The Board of Directors of Income Opportunity Realty Investors, Inc. (the “Company”or “we” or “us”) is soliciting proxies to be used at the Annual Meeting of Stockholders following the fiscal year ended December 31, 2006 (the “Annual Meeting”). Distribution of this Proxy Statement and a Proxy Form is scheduled to begin on November 5, 2007. The mailing address of the Company’s principal executive offices is 1755 Wittington Place, Suite 340, Dallas, Texas 75234.
About the Meeting
Who Can Vote
     Record holders of Common Stock of the Company at the close of business on Friday, November 2, 2007 (the “Record Date”) may vote at the Annual Meeting. On that date, 4,168,035 shares of Common Stock were outstanding. Each share is entitled to cast one vote.
How Can You Vote
     If you return your signed proxy before the Annual Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposal to ratify the selection of auditors.
     If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Proposals 1 and 2.
Revocation of Proxies
     You may revoke your proxy at any time before it is exercised by (a) delivering a written notice of revocation to the Corporate Secretary, (b) delivering another proxy that is dated later than the original proxy, or (c) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.
Vote Required
     The holders of a majority of the shares entitled to vote who are either present in person or represented by a proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. As of November 2, 2007, there were 4,168,035 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least 2,084,018 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed. If the broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.
     A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
     For the other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy entitled to vote on the proposal will be required for approval. An abstention with respect to such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.
     As of the Record Date, two affiliates held 3,419,853 shares representing approximately 82.05% of the shares outstanding. These two affiliates have advised the Company that they currently intend to vote all of their shares in favor of the approval of all proposals.
     If you received multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.
Other Matters to be Acted Upon at the Annual Meeting
     We do not know of any other matters to be validly presented or acted upon at the Annual Meeting. Under our Bylaws, no business besides that stated in the Annual Meeting Notice may be transacted at any meeting of stockholders. If any other matter is presented at the Annual Meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.
Expenses of Solicitation
     The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.
Available Information
     Our internet website address is www.incomeopp-realty.com. We make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the Securities and Exchange Commission. In addition, we have posted the Charters of our Audit Committee, Compensation Committee, and our Governance and Nominating Committee, as well as our Code of

Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Director Independence Standards, all under separate headings. These charters and principles are not incorporated in this instrument by reference. We will also provide a copy of these documents free of charge to stockholders upon written request. The Company issues Annual Reports containing audited financial statements to its common stockholders.
Questions
     You may call our Investor Relations Department at 800-400-6407 if you have any questions.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

Corporate Governance and Board Matters
     The affairs of the Company are managed by the Board of Directors. The Directors are elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serve until the next annual meeting of stockholders or until a successor has been elected or approved.
     After December 31, 2003, a number of changes occurred in the composition of the Board of Directors of the Company, the creation of certain Board Committees, the adoption of Committee charters, the adoption of a Code of Ethics for Senior Financial Officers and the adoption of Guidelines for Director Independence. Also, the composition of the members of the Board of Directors changed with the resignations of Henry A. Butler (July 1, 2003), Earl D. Cecil (February 29, 2004) and Martin L. White (March 15, 2004), as well as the election of Ken L. Joines as a Director on July 1, 2003, and independent Directors, David E. Allard and Peter L. Larsen on February 20, 2004, and Robert A. Jakuszewski on March 16, 2004. Additionally, on June 2, 2003, Basic Capital Management, Inc. (“BCM”) sold a total of 781,773 shares of Common Stock of the Company (approximately 54.3% of the outstanding) as a “block” to Syntek West, Inc. (“SWI”). SWI also purchased 12,600 shares of Common Stock of the Company in open market purchase transactions which increased SWI’s ownership to 794,223 shares (approximately 57.17% of the outstanding shares). On June 30, 2003, SWI replaced BCM as the contractual advisor to the Company. On June 10, 2005, the Company’s Common Stock was the subject of a 3-for-1 forward split of the stock which increased SWI’s ownership to 2,382,669 shares.
     On July 31, 2006, Ken L. Joines, resigned as a director to pursue other opportunities. On August 1, 2006, the members of the Board elected R. Neil Crouch to fill the vacancy created by Ken L. Joines’ resignation. On February 22, 2007, Ted P. Stokely (a director since April 1990 and Chairman since January 1995) resigned as a Director and Chairman of the Board. On the same date, but effective February 23, 2007, the Board elected R. Neil Crouch as Chairman of the Board and Martha C. Stephens as a director to replace Mr. Stokely.
Current members of the Board
     The members of the Board of Directors (all of whom except Martha C. Stephens were elected by the stockholders and the last Annual Meeting held on December 14, 2006) on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Governance
and
	Audit	Compensation	Nominating
Director	Committee	Committee	Committee
David E. Allard	Chair	✓	✓
R. Neil Crouch
Robert A. Jakuszewski	✓	✓	✓
Peter L. Larsen	✓	Chair	Chair
Martha C. Stephens

Role of the Board’s Committees
     The Board of Directors has standing Audit, Compensation and Governance and Nominating Committees.
     Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The charter of the Audit Committee was adopted on February 19, 2004, and is available on the Company’s Investor Relations website (www.incomeopp-realty.com). The Audit Committee was formed on February 19, 2004, and the Board selected the current members of the Audit Committee for 2004. The Board reappointed the members of the Audit Committee on September 16, 2004, December 15, 2005 and December 14, 2006. All of the members of the Audit Committee are independent within the meaning of the Securities and Exchange Commission (the “SEC”) regulations, the listing standards of the American Stock Exchange and the Company’s Corporate Governance Guidelines. Mr. Allard, a member of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the American Stock Exchange. All of the members of the Audit Committee meet the independence and experience requirements of the listing standards of the American Stock Exchange. The Audit Committee met eight times in 2006.
     Governance and Nominating Committee. The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Governance and Nominating Committee was adopted on March 22, 2004, and is available on the Company’s Investor Relations website (www.incomeopp-realty.com). On March 22, 2004, the Board selected the members of the Governance and Nominating Committee for 2004. The Board reappointed the members of the Governance and Nominating Committee on September 16, 2004, December 15, 2005 and December 14, 2006. All of the members of the Committee are independent within the meaning of the listing standards of the American Stock Exchange and the Company’s Corporate Governance Guidelines. The Governance and Nominating Committee met two times in 2006.
     Compensation Committee. The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations and to monitor the development and implementation of succession plans for the principal executive officer and other key executives and make recommendations to the Board with respect to such plans. The charter of the Compensation Committee was adopted on March 22, 2004, and is available on the Company’s Investor Relations website (www.incomeopp-realty.com). On March 22, 2004, the Board selected the members of the Compensation Committee for the coming year. The Board reappointed the members of the Compensation Committee on September 16, 2004, December 15, 2005 and December 14, 2006. All of the members of the Committee are independent within the meaning of the listing standards of the American Stock Exchange and the Company’s Corporate Governance Guidelines. The Compensation

Committee is to be comprised of at least two directors who are independent of management and the Company. The Compensation Committee met two times in 2006.
Presiding Director
     On June 17, 2004, the Board created a new position of presiding director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The presiding director also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.
     Director Peter L. Larsen has served in such position since June 17, 2004. On December 14, 2006, the non-management members of the Board designated him to serve in this position until the Company’s annual meeting of stockholders to be held following the fiscal year ended December 31, 2006.
Selection of Nominees for the Board
     The Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates upon request of the Committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the stockholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company’s bylaws relating to stockholder nominations.
     Once the Governance and Nominating Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:
•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and, attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s stockholders, employees, customers, guests and communities; and

•	the willingness of the prospective nominee to meet any minimum equity interest holding guideline.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
     The Bylaws of the Company provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholders’ intention to make such nomination has been delivered personally to, or has been mailed to and received by the Secretary at the principal office of the Company not later than 35 nor more than 60 days prior to the date of the meeting. If a stockholder has a suggestion for candidates for election, the stockholder should follow this procedure. Each notice from a stockholder must set forth (i) the name and address of the stockholder who intends to make the nomination and the name of the person to be nominated, (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming those persons) pursuant to which the nomination is to be made by such stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules, and (vi) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

Determinations of Director Independence
     In February 2004, the Board enhanced its Corporate Governance Guidelines. The Guidelines adopted by the Board meet or exceed the new listing standards adopted during the year by the American Stock Exchange. The full text of the Guidelines can be found in the Investor Relations section of the Company’s website (www.incomeopp-realty.com). A copy may also be obtained upon request from the Company’s Corporate Secretary.
     Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2007. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
     As a result of this review, the Board affirmatively determined of the then directors, Messrs. Allard, Jakuszewski and Larsen are each independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines.
Board Meetings During Fiscal 2006
     The Board met nine times during fiscal 2006. Each director attended 75% or more of the meetings of the Board and Committees on which he served. Under the Company’s Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy an attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and Committees of which he is a member. In addition, the independent directors met in executive session two times during fiscal 2006.
Directors’ Compensation
     Each non-employee director receives an annual retainer of $15,000 plus reimbursement for expenses. The Chairman of the Board receives an additional fee of $1,500 per year. The members of the Audit Committee receive a fee of $250 for each Committee meeting attended. In addition, each independent director receives an additional fee of $1,000 per day for any special services rendered by him to the Company outside of his or ordinary duties as a director plus reimbursement of expenses. The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company-business related expenses. Directors who are also employees of the Company or its Advisor receive no additional compensation for service as a director.
     During 2006, $69,500 was paid to the non-employee directors in total directors’ fees for all services, including the annual fee for service during the period from January 1, 2006 through December 31, 2006. Those fees received by directors were Ted P. Stokely ($16,500), David E. Allard ($17,750), Robert A. Jakuszewski ($17,750) and Peter L. Larsen ($17,500).

Stockholders Communication with the Board
     Stockholders and other parties interested in communicating directly with the presiding director or with the non-Management directors as a group may do so by writing to David E. Allard, Director, 1525 N. Stemmons Freeway, Dallas, Texas 75207-3410. Effective March 22, 2004, the Governance and Nominating Committee of the Board also approved a process for handling letters received by the Company and addressed to members of the Board but received at the Company. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and received by the Company and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Code of Ethics
     The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees (including those of the contractual advisor). In addition, on February 19, 2004, the Company adopted a code of ethics entitled “Code of Ethics for Senior Financial Officers” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents is available on the Company’s Investor Relations website
(www.incomeopp-realty.com). The Company intends to post amendments to or waivers from its Code of Ethics for Senior Financial Officers (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer) at this location on its website.
Compliance With Section 16(a) of Reporting Requirements
     Section 16(a) under the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons holding 10% or more of the Company’s shares of Common Stock are required to report their ownership of the Company’s shares of Common Stock and any changes in that ownership to the SEC on specified report forms. Specific due dates for these reports have been established, and the Company is required to report any failure to file by these dates during each fiscal year. All of these filing requirements were satisfied by the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock during the fiscal year ended December 31, 2006. In making these statements, the Company has relied upon the written representations of its directors and executive officers and the holders of 10% or more of the Company’s Common Stock and copies of the reports that each has filed with the SEC.
Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners
     The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock as of the close of business on November 2, 2007.

	Amount and Nature of	Approximate
Name and Address of Beneficial Owner	Beneficial Ownership*	Percent of Class**
Syntek West, Inc.	2,382,669	57.17%
1755 Wittington Place, Suite 340 Dallas, Texas 75234

Transcontinental Realty Investors, Inc.	1,037,184	24.88%
1800 Valley View Lane, Suite 300 Dallas, Texas 75234
Security Ownership of Management
     The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate for the directors and executive officers of the Company as of the close of business on November 2, 2007:

	Amount and Nature of		Approximate
Name and Address of Beneficial Owner	Beneficial Ownership*		Percent of Class**
Steven A. Abney	1,037,184	(1)	24.88%
David E. Allard	-0-		—
Henry A. Butler	1,037,184	(1)	24.88%
Louis J. Corna	1,037,184	(1)	24.88%
R. Neil Crouch	2,382,669	(2)	57.17%
Alfred Crozier	1,037,184	(1)	24.88%
Sharon Hunt	1,037,184	(1)	24.88%
Robert A. Jakuszewski	1,037,184	(1)	24.88%
Peter L. Larsen	-0-		—
Daniel J. Moos	1,037,184	(1)	24.88%
Ted R. Munselle	1,037,184	(1)	24.88%
Gene E. Phillips	2,382,669	(2)	57.17%
Martha C. Stephens	-0-		—
Reagan K. Vidal	1,037,184	(1)	24.88%
All directors and executive	3,419,853	(1)(2)	82.05%
officers as a group (twelve people)

*	“Beneficial Ownership” means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security, or any combination thereof.

**	Percentages are based upon 4,168,035 shares of Common Stock outstanding at November 2, 2007.

     (1) Includes 1,037,184 shares owned by Transcontinental Realty Investors, Inc. (“TCI”), of which the directors and executive officers of TCI may be deemed to be the beneficial owners by virtue of their positions as directors and executive officers. Each of the current directors (Messrs. Butler, Jakuszewski, Munselle and Stokely and Ms. Hunt) and executive officers (Messrs. Moos, Abney, Corna, Crozier and Vidal) of TCI disclaim beneficial ownership of such shares.
     (2) Includes 2,382,669 shares owned by Syntek Acquisition Corp (“SAC”), a wholly owned subsidiary of SWI, of which the directors and executive officers of SWI and SAC (Messrs. Crouch and Phillips) may be deemed to be the beneficial owners by virtue of their positions as directors and executive officers of SWI and SAC.
PROPOSAL 1
ELECTION OF DIRECTORS
     Five directors are to be elected at the Annual Meeting. Each director elected will hold office until the Annual Meeting following the fiscal year ending December 31, 2007. All of the nominees for director are now serving as directors. Each of the nominees has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. Cumulative voting for the election of directors is not permitted. If any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute director.
     The nominees for directors are listed below, together with their ages, terms of service, all positions and offices with the Company or the Company’s contractual advisor, SWI, other principal occupations, business experience and directorships with other companies during the last five years or more. The designation “affiliated” when used below with respect to a director means that the director is an officer, director or employee of the Company or the contractual advisor.
     David E. Allard, 48
     Chief Financial Officer (since February 2005) of Digital Witness Surveillance, a Dallas, Texas-based development stage software provider; Executive Vice President and Secretary (April 2003 to February 2, 2005) of Internet America, Inc. Mr. Allard was Chief Operating Officer (2000-2002) of Primedia Workplace Learning, a workplace training business; Executive Vice President and Chief Financial Officer (1999-2000) of E-Train, Inc., a provider of online job training and seminars; Special Advisor (1998-1999) of Thayer Capital Partners; Chief Operating Officer (1997-1998) of Career Track, Inc. (a TCI subsidiary); Senior Vice President and Vice President — Business Development (1992-1996) of Westcott Communications, Inc.; Partner (1985-1992) of Farmer and Allard, P.C. (a CPA firm); Audit Manager/CPA (1983-1985) of Grant Thornton LLP (a CPA firm). Mr. Allard has been a director of the Company since February 20, 2004.

     R. Neil Crouch, 55 (Affiliated)
     Chairman of the Board (since February 23, 2007) and a Director (since August 2006) of the Company. President Eurgenergy Resources, Inc., a Nevada corporation (“ERI”) engaged in the exploration and development of oil, gas and mineral interests since January 2005, ERI is a subsidiary of SWI, Mr. Crouch is also a director Vice President, Secretary and Treasurer of SWI since August 1, 2006. Mr. Crouch was elected as a director of the company on August, 2006. He was Executive Vice President and Chief Financial Officer of of the Company from September 17, 2004 to December 16, 2005. Mr. Crouch was Corporate Controller (from September 2002 to September 15, 2004) of Apptricity Corporation, a small Dallas, Texas-based software development company; prior thereto (from January 1999 to September 2002) he was Corporate Controller of Attenza, Inc.., a Dallas, Texas web-based computer self-help company. Mr. Crouch has been a Certified Public Accountant since 1981.
     Robert A. Jakuszewski, 44
     Vice President — Sales and Marketing (since September 1998) of New Horizons Communications, Inc. Mr. Jakuszewski was a Consultant (01/1998-09/1998) for New Horizon Communications, Inc.; Regional Sales Manager (1996-1998) of Continental Funding; Territory Manager (1992-1996) of Sigvaris, Inc.; Senior Sales Representative (1988-1992) of Mead Johnson Nutritional Division, USPNG; Sales Representative (1986-1987) of Muro Pharmaceutical, Inc. Mr. Jakuszewski was elected a director of the Company on March 16, 2004.
     Peter L. Larsen, 65
     Mr. Larsen has been involved in the commercial real estate industry since 1972. From 1996 through 2002, he was Senior Vice President of Acquisitions of Tarragon Corporation (formerly Tarragon Realty Investors, Inc.), and its predecessors, a publicly-held real estate entity, the common stock of which is traded on the NASDAQ National Market. Since 1992, Mr. Larsen has also been a director of four Texas non-profit corporations which own 545 apartment units and are overseeing the development of a multi-million dollar retirement center in Coppell, Texas. Mr. Larsen has been a director of the Company since February 20, 2004, and the Presiding Director since March 2004.
     Martha C. Stephens, 60 (Affiliated)
     Ms. Stephens is retired. Until January 2007 and for more than five years prior thereto, she was employed in various administrative capacities by Prime Income Asset Management, LLC (“Prime”), which is a contractual advisor to ARI and TCI. She was elected to the Board of Directors effective February 23, 2007 to fill the vacancy on the Board of Directors created by the resignation of Ted P. Stokely.
The Board of Directors unanimously recommends a vote FOR
the election of all of the Nominees named above.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Swalm & Associates, P.C. as the independent registered public accounting firm for Income Opportunity Realty Investors, Inc. for the 2007 fiscal year and to conduct quarterly reviews through September 30, 2007. The Company’s Bylaws do not require that stockholders ratify the appointment of Swalm & Associates, P.C. as the Company’s independent registered public accounting firm. Swalm & Associates, P.C. has served as the Company’s independent registered public accounting firm for each of the three fiscal years ended December 31, 2004, 2005 and 2006. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, however, it is not bound by the stockholders’ decision. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
     A representative of Swalm & Associates, P.C. will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from the stockholders.
The Board of Directors recommends a vote FOR the ratification of the appointment of Swalm & Associates, P.C. as the Company’s
independent registered public accounting firm.
Fiscal Years 2005 and 2006 Audit Firm Fee Summary
     The following table sets forth the aggregate fees for professional services rendered to the Company for the years 2005 and 2006 by the Company’s principal accounting firm, Swalm & Associates, P.C.:

Type of Fees	2005	2004
Audit Fees	$42,262	$55,755
Audit-Related Fees	—	0
Tax Fees	2,000	2,500
All Other Fees	—	—

Total Fees:	$44,262	$58,255

     All services rendered by the principal auditors are permissible under applicable laws and regulations and were pre-approved by either the Board of Directors or the Audit Committee, as required by law. The fees paid the principal auditors for services as described in the above table fall under the categories listed below:
     Audit Fees. These are fees for professional services performed by the principal auditor for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with statutory and regulatory filing or engagements.
     Audit-Related Fees. These are fees for assurance and related services performed by the principal auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services include attestations by the principal auditor that are not required by statute or regulation and consulting on financial accounting/reporting standards.
     Tax Fees. These are fees for professional services performed by the principal auditor with respect to tax compliance, tax planning, tax consultation, returns preparation and review of returns. The review of tax returns includes the Company and its consolidated subsidiaries.
     All Other Fees. These are fees for other permissible work performed by the principal auditor that do not meet the above category descriptions.
     These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the principal auditor’s core work, which is the audit of the Company’s consolidated financial statements.
Report of the Audit Committee
Of the Board of Directors
     The Audit Committee of the Board of Directors is composed of three directors, each of whom satisfies the requirements of independence, experience and financial literacy under the requirements of the American Stock Exchange and the SEC. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.
     The Audit Committee is responsible for, among other things:
•	retaining and overseeing the independent registered public accounting firm that serves as our independent auditor and evaluating their performance and independence;

•	reviewing the annual audit plan with management and the independent registered public accounting firm;

•	pre-approving any permitted non-audit services provided by our independent registered public accounting firm;

•	approving the fees to be paid to our independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal controls with management, internal auditors and the independent registered public accounting firm;

•	reviewing and discussing the annual audited financial statements and the interim unaudited financial statements with management and the registered public accounting firm; and

•	approving our internal audit plan and reviewing reports of our internal auditors.
     The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee’s responsibilities are set forth in this charter which is available on our website at www.incomeopprealty-invest.com and is attached as Appendix A.
     The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls, the Company’s risk management, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors. The Committee has sole authority over the selection of the Company’s independent auditors and manages the Company’s relationship with its independent auditors. The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Committee, from the Company for such advice and assistance.
     The Committee met eight times during 2006. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include private sessions with the Company’s independent auditors without the presence of the Company’s management, as well as executive sessions consisting of only Committee members. The Committee also meets senior management from time to time.
     Management has the primary responsibility for the Company’s financial reporting process, including its system of internal control over financial reporting and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements in accordance with professional standards and expressing an opinion as to their material conformity with U.S. generally accepted accounting principles and for auditing management’s assessment of, and the effective operation of, internal control over financial reporting. The Committee’s responsibility is to monitor and review the Company’s financial reporting process and discuss management’s report on the Company’s internal control over financial reporting. It is not the Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinion of the independent registered public accountants included in their report on the Committee’s financial statements.
     As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2006, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussions with the independent accountants of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), including the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and disclosures related to critical accounting practices. The Committee has also discussed with Swalm & Associates, P.C. matters relating to its independence, including a review of audit and non-audit fees, and written disclosures from Swalm & Associates, P.C. to the Company pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether non-audit services, provided by the independent accountants are compatible with the independent accountant’s independence. The Company also received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.
     In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal controls, reviewed staffing levels and steps taken to implement recommended improvements in any internal procedures and controls.
     Based on the Committee’s discussion with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent accountants to the Board of Directors, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC. The Audit Committee and the Board of Directors have also selected Swalm & Associates, P.C. as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2007.
AUDIT COMMITTEE

Peter L. Larsen	David E. Allard	Robert A. Jakuszewski
Pre-Approval Policy for Audit and Non-Audit Services
     Under the Sarbanes-Oxley Act of 2002 (the “SO Act”), and the rules of the SEC, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. The purpose of the provisions of the SO Act and the SEC rules for the Audit Committee role in retaining the independent auditor is two-fold. First, the authority and responsibility for the appointment, compensation and oversight of the auditors should be with directors who are independent of management. Second, any non-audit work performed by the auditors should be reviewed and approved by these same independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor. To implement the provisions of the SO Act, the SEC issued rules specifying the types of services that an independent auditor may not provide to its audit client, and governing the Audit Committee’s administration of the engagement of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. Accordingly, the Audit Committee adopted on March 22, 2004 a written pre-approval policy of audit and non-audit services (the “Policy”), which sets forth the procedures and conditions pursuant to which services to be performed by the independent auditor are to be pre-approved. Consistent with the SEC rules establishing two different approaches to approving non-prohibited services, the policy of the Audit Committee covers pre-approval of audit services, audit-related services, international administration tax services, non-U.S. income tax compliance services, pension and benefit plan consulting and compliance services, and U.S. tax compliance and planning. At the beginning of each fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. Typically, in addition to the generally pre-approved services, other services would include due diligence for an acquisition that may or may not have been known at the beginning of the year. The Audit Committee has also delegated to any member of the Audit Committee designated by the Board or the financial expert member of the Audit Committee responsibilities to pre-approve services to be performed by the independent auditor not exceeding $25,000 in value or cost per engagement of audit and non-audit services, and such authority may only be exercised when the Audit Committee is not in session.
Executive Compensation
     The Company has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of the Company who are also officers or employees of Prime are compensated by Prime. Prime has an arrangement with SWI to provide certain services to the Company on behalf of, and as a sub-advisor to, SWI. Such executive officers perform a variety of services for Prime and the amount of their compensation is determined solely by Prime. Prime does not allocate the cash compensation of its officers among the various entities for which it serves as advisor. See “The Advisor” for a discussion of the compensation payable to SWI under the Advisory Agreement.
Compensation Committee Report
     The Compensation Committee of the Board of Directors is comprised of at least two directors who are independent of management and the Company. Each member of the Compensation Committee must be determined to be independent by the Board under the Corporate Governance Guidelines on Director Independence adopted by the Board and under the American Stock Exchange LLC (the “AMEX”) standards for non-employee directors and Rule 16b-3(b)(3)(i) of the rules and regulations promulgated under the Securities Exchange Act of 1934 and the requirements for “outside directors” set forth in Treasury Regulations, Section 27(e)(3). Each member of the Committee is to be free of any relationship that in the judgment of the Board from time to time may interfere with the exercise of his or her independent judgment. Each Committee member is appointed annually subject to removal at any time by the Board and serves until his or her Committee appointment is terminated by the Board. The Compensation Committee is composed of three directors, each of whom meets the standards described above.
     The purposes of the Compensation Committee are to oversee the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer (“CEO”) and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports and executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations, and monitor the development and implementation of succession plans for the CEO and other key executives and make recommendations to the Board with respect to such plans.
     The Company has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of the Company, who are also officers or employees of Prime Income Asset Management LLC (“Prime”), are compensated by Prime. Such executive officers perform a variety of services for Prime, and the amount of their compensation is determined solely by Prime.

Prime does not allocate the cash compensation of its officers among the various entities for which it may serve as advisor or sub-advisor.
     The only remuneration paid by the Company is to directors who are not officers or directors of Prime or the Advisor. These independent directors (i) review the business plan of the Company to determine that it is the best interest of the stockholders, (ii) review the advisory contract and recommend any appropriate changes thereto, (iii) supervise the performance of the Company’s contractual advisor, and review the reasonableness of the compensation paid to the contractual advisor in terms of the nature and quality of services performed, (iv) review the reasonableness of the total fees and expenses of the Company, and (v) select, when necessary, a qualified, independent real estate appraiser to appraise properties acquired. See the sub caption “Directors’ Compensation” in the Proxy Statement for a description of the compensation paid.
     The charter of the Compensation Committee was adopted on March 22, 2004, and the members of the Compensation Committee, all of whom are independent within the meaning of the listing standards of the AMEX and the Company’s Corporate Governance Guidelines, are listed below. Since its formation on March 22, 2004, the Compensation Committee has annually reviewed its existing charter and regularly performed the tasks described above relating to the business plan, advisory contract, reasonableness of compensation paid to the advisor, and the reasonableness of the total fees and expenses of the Company.
COMPENSATION COMMITTEE

David E. Allard	Peter L. Larsen	Robert A. Jakuszewski
Compensation Committee Interlocks and Insider Participation
     The Company’s Compensation Committee is made up of non-employee directors who have never served as officers of, or been employed by the Company. None of the Company’s executive officers serve on a board of directors of any entity that has a director or officer serving on this Committee.
Executive Officers
     Executive officers of the Company are Daniel J. Moos, President and Chief Operating Officer, Steven A. Abney, Executive Vice President and Chief Financial Officer, Louis J. Corna, Executive Vice President – General Counsel/Tax Counsel and Secretary, Alfred Crozier, Executive Vice President-Residential Construction and Reagan K. Vidal, Executive Vice President, Managing Director of Capital Markets. Messrs. Moos, Abney, Corna, Crozier and Vidal are employed by Prime. None of the executive officers receive any direct remuneration from the Company, nor do any hold any options granted by the Company. Their positions with the Company are not subject to a vote of stockholders. The ages, terms of service and all positions and offices with the Company, Prime, SWI, other affiliated entities, other principal occupations, business experience and directorships with other publicly-held companies during the last five years or more are set forth below.

     Daniel J. Moos, 56
     President and Chief Operating Officer (effective April 5, 2007) of the Company, American Realty Investors, Inc. (“ARL”) and TCI and (effective March 2007) of Prime; Senior Vice President and Business Line Manager for U.S. Bancorp (NYSE;USB) working out of their officers in Houston, Texas from 2003 to April 2007; Executive Vice President and Chief Financial Officer, Fleetcor Technologies a privately held transaction processing company that was headquartered in New Orleans, Louisiana from 1998 to 2003; Senior Vice President and Chief Financial Officer, ICSA a privately held internet security and information company headquartered in Carlilse, Pennsylvania from 1996 to 1998; and for more than ten years prior thereto was employed in various financial and operating roles for PhoneTel Technologies, Inc. which was a publicly traded telecommunication company on the American Stock Exchange headquartered in Cleveland, Ohio (1992-1996) and LDI Corporation which was a publicly traded computer equipment sales/service and asset leasing company listed on the NASDAQ and headquartered in Cleveland, Ohio.
     Steven A. Abney, 52
     Executive Vice President and Chief Financial Officer (since December 2005) of the Company and (since September 29, 2005) of ARL and TCI. Mr. Abney was Vice President–Finance and Chief Accounting Officer/Principal Financial Officer (November 2001 to February 2005) of and was employed (November 2001 to August 2005) by CRT Properties, Inc. (f/k/a Koger Equity, Inc.), a Boca Raton, Florida-based real estate enterprise which had securities listed on the New York Stock Exchange until September 27, 2005. For more than four years prior thereto, Mr. Abney was the Executive Vice President and Chief Financial Officer of Konover and Associates, Inc., a privately-held real estate developer based in Farmington, Connecticut. Mr. Abney has been a Certified Public Accountant since 1980.
     Louis J. Corna, 59
     Executive Vice President, General Counsel/Tax Counsel and Secretary (since February 2004), Executive Vice President (October 2001 to February 2004), Executive Vice President and Chief Financial Officer (June 2001 to October 2001) and Senior Vice President–Tax (December 2000 to June 2001) of the Company, TCI, ARL and BCM; Executive Vice President, General Counsel/Tax Counsel and Secretary (since February 2004), Executive Vice President–Tax (July 2003 to February 2004) of Prime and PIAMI; Private Attorney (January 2000 to December 2000); Vice President–Taxes and Assistant Treasurer (March 1998 to January 2000) of IMC Global, Inc.; Vice President–Taxes (July 1991 to February 1998) of Whitman Corporation.
     Alfred Crozier, 54
     Executive Vice President-Residential Construction (since November 15, 2006) of the Company and of ARL and TCI. Prior to his selection as an officer of the Company, Mr. Crozier was Managing Director of Development (November 2005 to November 2006) for Woodmont Investment Company GP, LLC, a Dallas, Texas based developer of commercial properties and residential units. Prior thereto (from October 2003 to November 2005) he was President of Sterling Builders, Inc., a Spring, Texas construction and consulting company. Prior thereto (from August 2001 through September 2003) he was Vice President of Westchase Construction, LTD, a Houston, Texas based construction firm and for more than five years prior thereto, he was employed by various firms engaged in the construction industry including Trammel Crow Residential (February 1995 through February 2000) and The Finger Companies (August 1991 through February 1995). Mr. Crozier is also an architect.
     Reagan K. Vidal, 46
     Executive Vice President, Managing Director of Capital Markets (since February 1, 2007) of the
     Company, ARL and TCI. Mr. Vidal was employed (from 1996 to January 2007) by Guaranty Bank, a Texas based financial institution which provides commercial and residential development financing and mortgage banking credit, where his last position was as Senior Vice President, California Division Manager establishing and implementing the Banks market presence and southern California beginning in 2001. Prior thereto (from 1993 to 1996) he was Vice President, US Real Estate Group of Societé Généralé, a French based multi-national financial institution with US Real Estate Operations based in Dallas, Texas; for more than five years prior thereto, he was Vice President of Western Region Commercial of Lomas Management, Inc., Advisor and Manager to Lomas & Nettleton Mortgage Investors and Lomas Financial Corporation, then two publicly traded real estate investment trusts.
The Advisor
     Although the Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, day-to-day operations are performed by a contractual advisor under the supervision of the Board of Directors. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources. The advisor also serves as a consultant to the Board of Directors in connection with the business plan and investment decisions made by the Board.
     SWI has served as the Company’s advisor since June 30, 2003. Prior to June 30, 2003, from 1989, BCM served as the advisor to the Company and its predecessors. SWI is 100% owned by Gene E. Phillips. Mr. Phillips is chairman, president, chief executive officer and a director of SWI, is involved in daily consultation with the officers of SWI and has significant influence over the conduct of SWI’s business, including the rendering of advisory services and the making of investment decisions for itself and the Company. Mr. Crouch, a director of the Company (since August 2006) and Chairman of the Board since February 23, 2007, is an officer and a director of SWI.
     Under the Advisory Agreement, SWI is required to annually formulate and submit for Board approval a budget and business plan containing a twelve-month forecast of operations and cash flow, a general plan for asset sales and purchases, borrowing activity and other investments. SWI is required to report quarterly to the Board on the Company’s performance against the business plan. In addition, all transactions require prior Board approval, unless they are explicitly provided for in the approved plan or are made pursuant to authority expressly delegated to SWI by the Board.
     The Advisory Agreement also requires prior approval of the Board for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that SWI shall be deemed to be in a fiduciary relationship to the stockholders; contains a broad standard governing SWI’s liability for losses by the Company; and contains guidelines for SWI’s allocation of investment opportunities as among itself, the Company and other entities it advises.
     The Advisory Agreement provides for SWI to be responsible for the day-to-day operations of the Company and to receive an advisory fee comprised of a gross asset fee of 0.0625% per month (0.75%

per annum) of the average of the gross asset value (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5% of the Company’s net income.
     The Advisory Agreement also provides for SWI to receive an annual incentive sales fee equal to 10% of the amount, if any, by which the aggregate sales consideration for all real estate sold by the Company during the fiscal year exceeds the sum of (1) the cost of each property as originally recorded in the Company’s books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (2) capital improvements made to such assets during the period owned, and (3) all closing costs (including real estate commissions) incurred in the sale of such real estate. However, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced an 8% simple annual return on the net investment, including capital improvements, calculated over the holding period before depreciation and inclusive of operating income and sales consideration, and (b) the aggregate net operating income from all real estate owned for each of the prior and current fiscal years shall be at least 5% higher in the current fiscal year than in the prior fiscal year.
     Additionally, pursuant to the Advisory Agreement, SWI or an affiliate of SWI is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate equal to the lesser of (i) up to 1% of the cost of acquisition, inclusive of commissions, if any, paid to non-affiliated brokers, or (ii) the compensation customarily charged in arm’s-length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property, provided that the aggregate purchase price of each property (including acquisition fees and real estate brokerage commissions) may not exceed such property’s appraised value at acquisition.
     The Advisory Agreement requires SWI or any affiliate of SWI to pay the Company one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by the Company. However, the compensation retained by SWI or any affiliate of SWI shall not exceed the lesser of (i) 2% of the amount of the loan commitment, or (ii) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.
     The Advisory Agreement also provides that SWI or an affiliate of SWI is to receive a mortgage or loan acquisition fee with respect to the purchase of any existing mortgage loan equal to the lesser of (i) 1% of the amount of the loan purchased, or (ii) a brokerage or commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding of any mortgage loan by the Company.
     Under the Advisory Agreement, SWI or an affiliate of SWI also is to receive a mortgage brokerage and equity refinancing fee for obtaining loans or refinancing on properties equal to the lesser of (i) 1% of the amount of the loan or the amount refinanced, or (ii) a brokerage or refinancing fee which is reasonable and fair under the circumstances. However, no such fee shall be paid on loans from SWI or an affiliate of SWI without the approval of the Board of Directors. No fee shall be paid on loan extensions.
     The Advisory Agreement also provides for all activities in connection with or related to construction for the Company and its subsidiaries, SWI shall receive a fee equal to 6% of the so-called “hard costs” only of any costs of construction on a completed basis, based upon amounts set forth as approved on any architect certificate issued in connection with such construction, which fee is payable at such time as the applicable architect certifies other costs for payment to third parties. The phrase “hard costs” means all actual costs of construction paid to contractors, subcontractors and third parties for materials or labor performed as a part of the construction but does not include items generally regarded as “soft costs” which are consulting fees, attorneys’ fees, architectural fees, permit fees and fees of other professionals.
     Under the Advisory Agreement, SWI is to receive reimbursement of certain expenses incurred by it in the performance of advisory services to the Company.
     Under the Advisory Agreement, all or a portion of the annual advisory fee must be refunded by SWI if the Operating Expenses of the Company (as defined in the Advisory Agreement) exceed certain limits specified in the Advisory Agreement based on the book value, net asset value and net income of the Company during the fiscal year.
     Additionally, if management were to request that SWI render services other than those required by the Advisory Agreement, SWI or an affiliate of SWI is to be separately compensated for such additional services on terms to be agreed upon from time to time. As discussed below, under Property Management, the Company hired Triad Realty Services LP (“Triad”), an affiliate of Prime, to provide management for the Company’s properties and, as discussed below, under “Real Estate Brokerage,” the Company has engaged Regis Realty I LLC (“Regis I”), a related party, on a non-exclusive basis to provide brokerage services for the Company. SWI may assign the Advisory Agreement only with the prior consent of the Company.
     Effective July 1, 2005, the Company and SWI entered into a Cash Management Agreement to further define the administration of the Company’s day-to-day investment operations, relationship contracts, flow of funds and deposit and borrowing of funds. Under the Cash Management Agreement, all funds of the Company are delivered to SWI which has a deposit liability to the Company and is responsible for payment of all payables and investment of all excess funds which earn interest at the Wall Street Journal Prime Rate plus 1% per annum, as set quarterly on the first day of each calendar quarter. Borrowings for the benefit of the Company bear the same interest rate. The term of the Cash Management Agreement is coterminous with the Advisory Agreement, and it is automatically renewed each year unless terminated with the Advisory Agreement.
     SWI may assign the Advisory Agreement only with the prior consent of the Company.
     The directors and principal executive officers of SWI are set forth below:

Name	Office(s)
Gene E. Phillips	Director, Chairman, President and Chief Executive Officer
R. Neil Crouch	Director, Vice President, Treasurer and Secretary
Property Management
     Triad, an affiliate of Prime, provides property management services to the Company for a fee of 6% or less of the monthly gross rents collected on residential properties and 3% or less of the monthly gross rents collected on commercial properties under its management. Triad subcontracts with other entities for the provision of the property-level management services to the Company at various rates. The general partner of Triad is Prime Income Asset Management, Inc., a Nevada corporation (“PIAMI”)

which is the sole member of Prime. The limited partner of Triad is Highland Realty Services, Inc. (“Highland”), a related party. Triad subcontracts the property-level management and leasing of five of the Company’s commercial properties to Regis I, a related party, which is a company owned by Highland. Regis I also received property and construction management fees and leasing commissions in accordance with its property-level management agreement with Triad.
Real Estate Brokerage
     Since January 1, 2003, Regis I provided real estate brokerage services to the Company (on a non-exclusive basis). Regis I is entitled to receive a real estate commission for property purchases and sales in accordance with a sliding scale of total fees to be paid (i) maximum fee of 4.5% on the first $2 million of any purchase or sale transaction of which no more than 3.5% would be paid to Regis I or affiliates; (ii) maximum fee of 3.5% on transaction amounts between $2 million and $5 million, of which no more than 3% would be paid to Regis I or affiliates; (iii) maximum fee of 2.5% on transaction amounts between $5 million and $10 million, of which no more than 2% would be paid to Regis I; and (iv) maximum fee of 2% on transaction amounts in excess of $10 million, of which no more than 1.5% would be paid to Regis I or affiliates.
Certain Relationships and Related Transactions
Certain Business Relationships
     In February 1989, the Board of Directors of the predecessor of the Company voted to retain BCM as the predecessor’s advisor. BCM is a company of which Messrs. Daniel J. Moos, Steven A. Abney and Louis J. Corna serve as executive officers. BCM is indirectly owned by a trust for the children of Gene E. Phillips. Mr. Phillips is not an officer or director of BCM but serves as a representative of the trust, is involved in daily consultation with the officers of BCM and has significant influence over the conduct of BCM’s business, including the rendering of advisory services and the making of investment decisions for itself and for the Company. On June 30, 2003, BCM ended its advisory agreement with the Company. SWI has served as the Company’s advisor since July 1, 2003. SWI is owned by Gene E. Phillips. Mr. Phillips is Chairman, President, Chief Executive Officer and a director, is involved in daily consultation with the officers of SWI and has significant influence over the conduct of SWI’s business, including the rendering of advisory services and the making of investment decisions for itself and for the Company.
     Triad provides property management services. The general partner of Triad is PIAMI, which 20% is owned by SWI. The limited partner is Highland. Triad subcontracts the property-level management and leasing of five of the Company’s commercial properties to Regis I, a limited liability company, the sole member of which is Highland.
     Regis I also provides brokerage services, on a non-exclusive basis, for the Company and received brokerage commissions in accordance with a brokerage agreement.
     Messrs. Daniel J. Moos, Steven A. Abney, Louis J. Corna, Alfred Crozier and Reagan K. Vidal are employed by Prime, the sole member of which is PIAMI, which is owned by Realty Advisors, LLC, a Nevada limited liability company (80%) and SWI (20%). The sole member of Realty Advisors LLC is Realty Advisors, Inc., a Nevada corporation. Messrs. Moos, Abney, Corna, Crozier and Vidal, executive officers of the Company, also serve as executive officers of ARL and TCI, and accordingly owe fiduciary duties to those entities as well as the Company. Mr. Crouch is an officer and director of SWI and owes fiduciary duties to SWI. Mr. Stokely (Chairman of the Board and a director of the Company until February 22, 2007) is the General Manager of Unified Housing Foundation, Inc. (“UHF”), and owes duties to this entity as well as to the Company. Messrs. Jakuszewski and Stokely, serve as directors of ARL and TCI and owe fiduciary duties to TCI and ARL, as well as the Company under applicable law.
Related Party Transactions
     Historically, the Company has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to the Company as could have been obtained from unrelated third parties.
     In connection with the resolution in April 2005 of certain litigation filed August 10, 2004 by the Company, ARI and TCI, the Company owns 19.9% of Midland Odessa Properties, Inc. (formerly Innovo Realty, Inc.) (“MOPI”), the balance of which is owned by ARI and TCI. MOPI in turn is a 30% limited partner in several “Metra” partnerships formed in 2002 when the Company sold all of its then owned residential properties to partnerships controlled by Metra Capital LLC. The original sale transactions were accounted for as refinancing transactions with the Company continuing to report the assets and new debt incurred by the Metra partnerships on the Company’s financial statements. As properties are sold to independent third parties, the transactions are reported as sales.
     On August 22, 2005, the Company purchased 10.08 acres of land located in Dallas County, Texas, from TCI (a related party) for $13 million. The purchase price was paid with cash of $7 million and the conveyance to the seller of $6 million in notes receivable held by the Company. The cash was obtained from financing the land acquired in the transaction. The agreement includes a put option whereby for the period of fifteen months after the closing, the Company has the right to resell the property to the seller for a price of $13 million plus a preferred return of 9% per annum accruing from the closing date. Due to the related-party nature of the transaction, including the likelihood that the Company will exercise its put option, this transaction has been treated as a financing transaction. The Company continues to carry the $6 million of notes as a receivable and has recorded the $7 million as a receivable from TCI. TCI pays the Company interest in an amount equal to what the Company pays for its loan on the property.
     The Company is a partner with TCI in Nakash Income Associates nd TCI Eton Square, L.P. TCI owns 345,728 shares of Common Stock of the Company (approximately 24%).
     In 2006, the Company paid SWI and its affiliates and related parties $784,000 in advisory fees, $9,000 in net income fees and $338,000 in mortgage brokerage and equity refinancing fees. In addition, from time to time, the Company has made advances to SWI which generally have not had specific repayment terms, did not bear interest until July 1, 2005, and have been reflected in the Company’s financial statements as receivables from or payables to affiliates. At December 31, 2006, the Company was owed $16.3 million from SWI. Effective July 1, 2005, such advances bear interest at 1% above the prime rate per annum. For the period July 1, 2005 through December 31, 2005, the Company received interest of $626,000.

Restrictions on Related Party Transactions
     Article FOURTEENTH of the Company’s Articles of Incorporation provides that the Company shall not, directly or indirectly, contract or engage in any transaction with (1) any director, officer or employee of the Company, (2) any director, officer or employee of the advisor, (3) the advisor, or (4) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Company’s Board of Directors or the appropriate committee thereof, and (b) the Company’s Board of Directors or appropriate committee thereof determines that such contract or transaction is fair to the Company and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of the Company entitled to vote thereon. Article FOURTEENTH defines an “Independent Director” as one who is neither an officer or an employee of the Company, nor a director, officer or employee of the Company’s advisor.
PERFORMANCE GRAPH
     The following performance graph compares the cumulative total stockholder return on shares of Common Stock of the Company with the Dow Jones US Total Market Index (“Total Market Index”) and the Dow Jones Real Estate Investment Index (“Real Estate Index”). The comparison assumes that $100 was invested on December 31, 2001, in shares of Common Stock of the Company, and in each of the indices and further assumes the reinvestment of all distributions. Past performance is not necessarily an indicator of future performance.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Income Opportunity Realty Investors, Inc. The Dow Jones US Total Market Index
And The Dow Jones US Real Estate Index

	12/01	12/02	12/03	12/04	12/05	12/06
Income Opportunity Realty Investors, Inc	100.00	104.50	85.67	88.89	105.00	110.83
Dow Jones US Total Market	100.00	77.92	101.88	114.12	121.34	140.23
Dow Jones US Real Estate	100.00	103.63	141.87	186.15	204.09	276.53

*	$100 invested on 12/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

OTHER MATTERS
     The Board of Directors knows of no other matters that may be properly or should be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.
FINANCIAL STATEMENTS
     The audited financial statements of the Company, in comparative form for the years ended December 31, 2005 and 2006 are contained in the 2006 Annual Report to Stockholders, which preceded the delivery of this proxy statement in April 2007. However, such report and the financial statements contained therein are not to be considered part of this solicitation.
SOLICITATION OF PROXIES
     THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE BOARD OF DIRECTORS OF INCOME OPPORTUNITY REALTY INVESTORS, INC. The cost of soliciting proxies will be born by the Company. Directors and officers of the Company may, without additional compensation, solicit by mail, in person or by telecommunication.
FUTURE PROPOSALS OF STOCKHOLDERS
     Stockholder proposals for our Annual Meeting to be held in 2008 must be received by us by December 31, 2007, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.
     COPIES OF INCOME OPPORTUNITY REALTY INVESTORS, INC.’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE THROUGH OUR WEBSITE AT WWW.INCOMEOPP-REALTY.COM OR UPON WRITTEN REQUEST TO INCOME OPPORTUNITY REALTY INVESTORS, INC., 1800 VALLEY VIEW LANE, SUITE 300, DALLAS, TEXAS 75234, ATTN: DIRECTOR OF INVESTOR RELATIONS.
     Dated: November 5, 2007.

By order of the Board of Directors,
/s/ Louis J. Corna
Louis J. Corna, Executive Vice President,
General Counsel, Tax Counsel and Secretary

APPENDIX A
INCOME OPPORTUNITY REALTY INVESTORS, INC.
AUDIT COMMITTEE CHARTER
Organization
     The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company. Each member of the Audit Committee must be determined to be independent under the New York Stock Exchanges (“NYSE”) standards and must meet the additional requirements under the Exchange Act. Under these requirements, an Audit Committee member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than director fees. Also, an Audit Committee member may not be an affiliated person of the Company. Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independent from management and the Company. All Audit Committee members will be financially literate, and at least one member shall be an “audit committee financial expert,” as defined by the SEC.
Statement of Policy
     The Audit Committee shall provide assistance to directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, and investment community relating to: the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and the independent auditors. In so doing, it is the responsibility of the audit committee to maintain free and open communication among the directors, the independent auditors and the financial management of the Company. It is the expectation of the Audit Committee that the financial management will fulfill its responsibility of bringing any significant items to the attention of the Audit Committee.
Responsibilities
     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with pertinent requirements.
     The following is a listing of the Audit Committee’ responsibilities:
     General
1.	Obtain annually the full Board of Directors’ approval of this Charter and review and reassess this Charter as conditions dictate.

2.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting, with the Board of Directors.

3.	Report the results of the annual audit to the Board of Directors.

4.	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside legal, accounting or other advisors for this purpose if, in its judgment, that is appropriate.

5.	Review, consider and authorize any proposal to hire employees or former employees of the independent auditors.

6.	Monitor procedures for the receipt, retention and treatment of complaints received from employees regarding accounting, internal control or auditing matters, including the confidential and anonymous submission by employees regarding questionable accounting or auditing practices.

7.	Include a report of the Audit Committee in the proxy statement.

8.	On an annual basis, conduct a self evaluation.
     Meetings and Communications
9.	Hold regularly scheduled meeting.

10.	Periodically, the Committee will meet privately with the independent auditors, with the Company’s Chief Financial Officer and with the Company’s internal auditor to discuss issues and concerns warranting Committee attention.

11.	Review the financial statements contained in the annual report to the shareholders. Discuss such annual report with management and the independent auditors, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. Determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principals and disclosure practices, and discuss other matters required to be communicated to the Committee by the auditors.

12.	Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

13.	Review, in general, earnings press releases, quarterly filings, and financial information and earnings guidance provided to analysts and rating agencies.

14.	Discuss policies with respect to risk assessment and risk management.

     Independent Auditors
15.	The Committee shall be directly responsible for the appointment, termination, compensation and oversight of the independent auditors, including resolution of any disagreements between management and the independent auditors. The Committee will have a clear understanding with the independent auditors that they are ultimately accountable to the Audit Committee, as the shareholders’ representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

16.	Preapprove all audit and non-audit services provided by the independent auditors, with appropriate pre-approval authority delegated to the Audit Committee Chairperson. Any decisions of the Audit Committee Chairperson will be presented to the full Audit Committee at its next regularly scheduled meeting.

17.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and quarterly reviews for the current year and the procedures to be utilized. At the conclusion thereof, the results of such audit or reviews, including any audit problems or difficulties, any comments or recommendations of the independent auditors, along with managements’s responses to these issues, shall be communicated to the Committee.

18.	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, such annual written communication will describe any issue that would materially affect the independent auditors’ ability to effectively provide services to the Company and render an audit opinion. Obtain and review at least annually a report from the independent auditors describing that firm’s internal quality-control procedures; any material issues raised by the most recent quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and steps taken to deal with any such issues.

19.	On an annual basis, evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of the lead partner of the independent auditor. Assure the regular rotation of the lead audit partner as required by law. Periodically consider and evaluate the prudence of rotation of the independent auditor. Present conclusions to the Board of Directors.

ANNUAL MEETING OF STOCKHOLDERS OF
INCOME OPPORTUNITY REALTY INVESTORS, INC
December 11, 2007
Please date, sign and mail your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided
20530000000000000000 7
1S11D7
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE H
1. Election of Directors:
FOR ALL NOMINEES
WITHHOLD AUTHORITY FOR ALL NOMINEES
FOR AU. EXCEPT
(See instructions below)
NOMINEES: O David E. Allard
O Robert A. Jakuszewski
O R. Neil Crouch O Peter L Larsen
O Martha C. Stephens
FOR AGAINST ABSTAIN
2. Ratification of the Appointment of Swalm & Associates, P.C. as the independent registered public accounting firm
3. In their discretion on any other matters which may property come before the meeting or any adjoumment(s) thereof.
The Board of Directors of Income Opportunity Realty Investors, Inc. recommends approval of all nominees for election as directors, and a vote FOR ratification of the appointment of Swalm & Associates, P.C. as the independent registered public accounting firm.
THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF SWALM & ASSOCIATES, P.C. AS INDEPENDENT AUDITORS. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.
INSTRUCTION: To withhold authority to vote for any individual nominees), mark “FOR ALL EXCEPT” and till in the circle next to each nominee you wish to withhold, as shown here: ^
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name{s) on the account may not be submitted via this method.
Signature of Stockholder
Date:
Signature of Stockholder
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duty authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held December 11, 2007.
The undersigned stockholder of INCOME OPPORTUNITY REALTY INVESTORS, INC. hereby appoints R. NEIL CROUCH and LOUIS J. CORNA, and each of them proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, as attorneys and proxies to vote all shares of Common Stock, par value $0.01 per share, of INCOME OPPORTUNITY REALTY INVESTORS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, December 11, 2007, at 1:30 p.m., local Dallas, Texas time, at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side, for the transaction of such business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the November 5, 2007 Proxy Statement for said meeting.
(Continued and to be signed on the reverse side)
1MM75